UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or Section 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2024

Verde Clean Fuels, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40743	85-1863331
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

711 Louisiana Street, Suite 2160

Houston, TX 77002

(908) 281-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	VGAS	The Nasdaq Capital Market
Warrants, each whole warrant exercisable for one share of Class A Common Stock at an exercise price of $11.50 per share	VGASW	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Financial Officer

On September 30, 2024, Verde Clean Fuels, Inc. (the “Company”) appointed George W. Burdette III (“Mr. Burdette”) as Chief Financial Officer of the Company and entered into an executive employment agreement (the “Burdette Agreement”) with Mr. Burdette, who will commence providing services to the Company on October 1, 2024 (“Start Date”). The Burdette Agreement provides for an initial four-year term ending on October 2, 2028 (the “Initial Term”).

The Burdette Agreement provides for, among other things, (i) an annualized base salary of $400,000, (ii) eligibility to receive a discretionary annual cash bonus with a target amount of 50% of Mr. Burdette’s base salary, based upon the achievement of certain performance objectives established by the Company’s board of directors, (iii) participation in the Company’s employee benefit plans, and (iv) a stock option (the “Burdette Option”) under the Company’s 2023 Omnibus Incentive Plan (the “Plan”) to be granted on the next business day following the Start Date and providing for the purchase of 310,985 shares of the Company Class A common stock, par value $0.0001 per share (the “Class A common stock”), at an exercise price equal to the greater of (A) $5.99 per share or (B) the per-share trading price of the Class A common stock on the trading day immediately prior to the date of grant.

Pursuant to the Burdette Agreement, if Mr. Burdette’s employment is terminated by the Company during the Initial Term without “cause” (and other than as a result of his death or disability) or if Mr. Burdette resigns for “good reason” (each as defined in the Burdette Agreement), Mr. Burdette will receive, subject to his execution and non-revocation of a release of claims against the Company and his continued compliance with restrictive covenants: (i) a cash severance payment equal to 1.5 times his then-current base salary, payable in substantially equal installments over a period of 18 months; or (ii) if such qualifying termination occurs within 24 months following a change in control (as defined in the Plan), a cash severance payment equal to 2.25 times his then-current base salary, payable in a lump sum within 60 days following the termination date.

Following the expiration of the Initial Term, the employment relationship will continue on an “at-will” basis, and the Company will have no obligation to provide the severance benefits described above upon any termination of employment. Additionally, the Burdette Agreement contains certain restrictive covenants regarding confidential information, non-competition, non-solicitation, and non-disparagement.

The foregoing description of the Burdette Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Burdette Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Mr. Burdette, age 43, will be responsible for all aspects of finance for the Company.  Mr. Burdette has over 15 years of financial, commercial, corporate development, and investment management experience. Prior to joining the Company, Mr. Burdette served as chief financial officer of Arbor Renewable Gas (December 2022 through September 2024), a private equity owned renewable fuels platform. Prior to Arbor, Mr. Burdette served as chief financial officer of Itafos (April 2018 through October 2022), a publicly traded, global phosphate fertilizer producer (TSX-V: IFOS). Prior to Itafos, Mr. Burdette was head of project finance at First Solar (Nasdaq: FSLR), where he was responsible for project finance and commercial initiatives in the US, Latin America, and South Africa. Prior to First Solar, Mr. Burdette held various finance, corporate development, and investment management roles in energy infrastructure and private equity. Mr. Burdette received a Bachelor of Arts in International Business and French from Wofford College and an International Master of Business Administration from the University of South Carolina.

There are no arrangements or understandings between Mr. Burdette and any other person pursuant to which Mr. Burdette was appointed as Chief Financial Officer, and there are no family relationships among any of the Company’s directors, executive officers or anyone appointed to serve in such roles and Mr. Burdette. Mr. Burdette does not have any direct or indirect material interest in any transaction or proposed transaction required to be reported under Item 404(a) of Regulation S-K.

Item 9.01. Financial Statement and Exhibits.

(d)	Exhibits.

Exhibit Number	Description
10.1*	Employment Agreement, dated as of September 30, 2024 by and between the Verde Clean Fuels, Inc. and George W. Burdette III.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*	Filed herewith.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 1, 2024	Verde Clean Fuels, Inc.

	By:	/s/ Ernest Miller
		Name:	Ernest Miller
		Title:	Chief Executive Officer and Interim Chief Financial Officer

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